Exhibit 23.2

KPMG LLP

600 de Maisonneuve Blvd West

Suite 1500, Tour KPMG

Montréal (Québec) H3A 0A3

Tel. 514-840-2100

Fax. 514-840-2187

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 1, 2021, with respect to the consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, of Canadian National Railway Company, which audit report refers to a change in its method of accounting for leases due to the adoption of Accounting Standards Codification Topic 842, Leases, and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

June 22, 2021

Montréal, Canada

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